Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

mCloud Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Series A Preferred Shares, no par value per share (2)	Rule 457(o)	—	$28,750,000	$0.0000927	$2,665.13

	Equity	Warrants to purchase Common Shares (3)	Rule 457(g)	—	—	—	—

	Equity	Common Shares, no par value per share, underlying the Series A Preferred Shares (4) (5)	Rule 457(i)	—	—	—	—

	Equity	Common Shares, no par value per share, underlying the Warrants (5)(6)	Rule 457(i)	—	$49,162,500	$0.0000927	$4,557.36

	Total Offering Amount:				$77,912,500		$7,222.49

	Total Fees Previously Paid						$5,829.97

	Total Fee Offsets						—

	Net Fees Due:						$1,392.52

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)

Includes additional Series A Preferred Shares and/or Warrants to purchase Common Shares (and the Common Shares issuable thereunder) representing 15% of the number of Series A Preferred Shares and the number of Warrants to purchase Common Shares which may be offered to the public, that the underwriter has the option to purchase.

(3)	No fee required in accordance with Rule 457(g) under the Securities Act.
(4)	No registration fee required pursuant to Rule 457(i) under the Securities Act.
(5)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(6)

Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act. There will be issued 9.00 Warrants to purchase one Common Share for every one Series A Preferred Share offered. The Warrants are exercisable at a per-share price equal to $4.75. Includes 15% of the Warrants to purchase Common Shares which may be offered to the public, that the underwriter has the option to purchase.